EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Robert K. Cole, Chairman (949) 224-5700 Carrie Marrelli, VP, Investor Relations (949) 224-5745

New Century Announces Exercise of Over-Allotment Relating To Convertible

Senior Notes Private Offering

IRVINE, CA, July 15, 2003 – New Century Financial Corporation (Nasdaq: NCEN) announced today that the initial purchasers of the Company’s recently completed private offering of $175 million of 3.50% Convertible Senior Notes due 2008, exercised their option, in full, to acquire an additional $35 million principal amount of the notes.

As with the sale of the initial $175 million of notes, the Company used a portion of the net proceeds from the sale of the additional $35 million of notes to purchase call options with respect to its common stock from an affiliate of one of the initial purchasers of the notes. The call options are intended to offset the potential dilution from conversion of the notes. The Company sold warrants with respect to its common stock to partially offset the cost of the call options. The warrants are exercisable at $47.57 per share after taking into consideration our previously announced three-for-two stock split ($71.36 per share on a pre-split basis).

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

About New Century Financial Corporation

New Century Financial Corporation is a leading nationwide specialty mortgage banking company that, through its subsidiaries, originates, purchases, sells and services residential mortgage loans secured primarily by first mortgages on single-family residences.